Exhibit 10.2

[Pursuant to Item 601(a)(5) of Regulation S-K, schedules and attachments to this exhibit have been omitted. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.]

Canadian Imperial Bank of Commerce 300-1155 René-Levesque O. Montréal, Quebec, Canada H3B 4P9

January 13th, 2023

Strong/MDI Screen Systems, Inc.

1440 Raoul-Charette

Joliette, Quebec, J6E 8S7

Attention: Mr. Mark Roberson

Dear Sirs:

Re: Amendment and restatement to the Credit Agreement dated May 31, 2021, as amended (the “Existing Credit Agreement”).

Canadian Imperial Bank of Commerce (“CIBC”) is pleased to amend and restate the Existing Credit Agreement, without novation, and to establish the following credit facilities (the “Credits”) in favour of Strong/MDI Screen Systems, Inc. (the “Borrower”).

Demand Operating Credit

Credit Limit:	$5,000,000.

The aggregate outstanding amount of Canadian dollar loans, US dollar loans, standby L/Cs and B/As under this Credit may not at any time exceed the limit of this Credit set out above.

Purpose:	All amounts obtained under this Credit are to be used for working capital.

Description and Rate:	A revolving Credit, available as follows:

► Canadian dollar loans, which will also be available by way of overdrafts.
Interest on Canadian dollar loans will be calculated at the Prime Rate plus 1.00% per annum.

► US dollar Base Rate loans, which will also be available by way of overdrafts.
Interest on US dollar Base Rate loans will be calculated at the US Base Rate plus 1.00% per annum.

► Canadian dollar or US dollar standby L/Cs. At no time shall the total amount of outstanding standby L/Cs (which for greater certainty shall be net of the amount of any previous drawing made under any standby L/C then outstanding) under this Credit (including the equivalent amount in Canadian dollars of any standby L/C denominated in US dollars) exceed $500,000. Standby L/Cs under this Credit may not have terms to expiry of more than 12 months. Fees for standby L/Cs under this Credit will be calculated at 2.50% per annum. The minimum fee for each standby L/C under this Credit is $500 or US $500, as applicable. In each case the Borrower shall reimburse CIBC for its out of pocket expenses relative to all standby L/Cs under this Credit. CIBC’s standard L/C documentation is also required.

► Canadian dollar B/As. CIBC’s stamping fee for B/As will be calculated at 2.50% per annum.

Repayment:	All amounts under this Credit are repayable immediately on demand by CIBC, and this Credit may be terminated in whole or in part by CIBC at any time.

The Borrower shall have the option to repay any amount under this Credit at any time; provided that B/As may be repaid only on their maturity.

Demand Instalment Loan

Credit Limit:	$3,100,000

Purpose:	This loan is to be used to refinance the existing indebtedness against the property located at 1440 Raoul Charette Street in Joliette, Quebec (“Property”).

Description:	A non-revolving loan.

Interest on this Instalment Loan will be calculated at Prime Rate plus 0.50% per annum.

Repayment:

All amounts under this loan are repayable immediately on demand by CIBC. Prior to the time that any such demand is made, and without prejudice to CIBC’s right to require immediate payment, the Borrower shall repay this loan by way of regular monthly payments of principal of $12,916.66 each, together with accrued interest.

The Borrower shall have the option to repay any principal amount of this loan at any time, and any such optional repayment shall be applied to the instalments specified above in the inverse order of their maturity.

Business Credit Card Facility

Credit Limit:	$75,000

Purpose:	Purchase and payment of goods and services

Repayment:	On demand in accordance with the CIBC Business Credit Card Agreement (Business Liability)

Documentation:	CIBC Business Credit Card Agreement (Business Liability)

Conditions:	N/A.

Security

The following security, which shall be in form and substance satisfactory to CIBC, is required to secure all present and future indebtedness and liabilities of the Borrower to CIBC (including under any foreign exchange contract or interest rate swap with CIBC).

►

Movable Hypothec for a principal amount of $10,000,000 creating in favour of CIBC a first ranking hypothec in all present and future undertaking and movable property of the Borrower including receivables, inventory, incorporeal rights (including intellectual property), equipment and machinery.

► Immovable Hypothec in the principal amount of $15,000,000, creating in favour of CIBC a first ranking hypothec over the Property.

► Acknowledged assignment of an adequate fire and other perils insurance on the property and assets of the Borrower that are subject to CIBC’s security, with loss payable to CIBC (and with designation of CIBC).

Financial Covenants

Covenants:	The Borrower will ensure that:

Financial Covenants:

	►	The Fixed Charge Coverage Ratio is not less than 1.1 to 1.0 at any time.

“Fixed Charge Coverage Ratio” means the ratio of EBITDA to the sum of (i) Debt Service Requirements (which shall include amortization of the limit of the Demand Operating Credit over 20 years), (ii) cash income taxes (iii) unfunded capital and (iv) Restricted Payments.

	►	The Total Liabilities to Effective Equity Ratio does not exceed 2.5 to 1.0 at any time.

Hidden equity in the Property of $8,900,000 will be added back to Effective Equity, for the purpose of the above ratio.

The Financial Covenants shall be tested quarterly (on a trailing 12-month basis in the case of the Fixed Charge Coverage Ratio), based on the unaudited and audited financial statements of the Borrower.

Negative Covenants

Restricted Payments:	Restricted Payments shall not be permitted without prior approval from CIBC.

Lien Restrictions:	None of the Borrower and its Subsidiaries will create, incur or suffer to exist any Lien on any of its property or assets, except:
	(a)	Purchase Money Liens;
	(b)	Liens existing on an asset when it was acquired by the Borrower or its Subsidiary (and not created in contemplation of the acquisition) to secure indebtedness existing at such time; or
	(c)	Normal Course Liens.

Amalgamations, etc.:		None of the Borrower and its Subsidiaries will enter into any amalgamation or consolidation or merger or liquidate, wind-up or dissolve itself (or permit any liquidation, winding-up or dissolution or any proceedings therefor) or continue itself under the laws of any other statute or jurisdiction, except that, subject to the Borrower and its Subsidiaries taking such action, and executing and delivering to CIBC such agreements and other documents as CIBC may require, acting reasonably, to assure the continued validity, enforceability and effectiveness of the Security and the covenants, agreements and obligations of the Borrower under the Credits, and provided that there does not then exist any failure by the Borrower to perform or observe any of its covenants in this Agreement and no such failure would be created thereby, any wholly-owned Subsidiary may be amalgamated or consolidated or merged or liquidated, wound-up or dissolved with or into the Borrower, provided that the Borrower shall be the continuing corporation, or with or into any one or more other wholly-owned Subsidiaries.

Debt Restrictions:	None of the Borrower and its Subsidiaries will create, incur, assume or permit to exist any Debt except:

	(i)	amounts owed to CIBC under the Credits;

	(ii)	Purchase Money Obligations in an aggregate amount for the Borrower and its Subsidiaries not exceeding $500,000 at any time;

	(iii)	Postponed Debt.

Dispositions of Property:

None of the Borrower and its Subsidiaries will sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its property, whether now owned or hereafter acquired, except that each of the Borrower and its Subsidiaries:

(i) may sell in the normal course of its business for the purpose of carrying on the same, for fair market value, in accordance with customary trade terms, any property that would reasonably be considered to be the subject matter of sales by it in the normal course of its business for the purpose of carrying on the same; and

(ii) may sell, transfer or otherwise dispose of any property that is worn out or obsolete or of no material value.

Restriction on Investments:	None of the Borrower and its Subsidiaries will make any Investment without prior approval of CIBC.

Hostile Take-Overs:	None of the Borrower and its Subsidiaries will use any amount obtained by the Borrower under any of the Credits to finance a bid for any securities of any corporation in circumstances where the board of directors of such corporation has recommended (or is reasonably expected to recommend) rejection of such bid.

Transactions with Affiliates:	Except as specifically permitted hereunder, none of the Borrower and its Subsidiaries will enter into any transaction, including the purchase, sale or exchange of any property or the rendering of any services, with any of its shareholders or with any of its Affiliates, or with any of its or their directors or officers, or enter into, assume or permit to exist any employment, consulting or analogous agreement or arrangement with any such shareholder or Affiliate or with any of its directors or officers, except a transaction or agreement or arrangement which is in the ordinary course of business of the Borrower or such Subsidiary and which is upon fair and reasonable terms not less favourable to the Borrower or its applicable Subsidiary than it would obtain in a comparable arms-length transaction.

Conditions Precedent

Conditions Precedent:	In addition to the documentation specified in section 5.1 of Schedule A and in Schedule B hereto, the obligation of CIBC to make available any Credit is subject to CIBC’s receipt of the following, in form and substance satisfactory to CIBC:

	►	Most recent Interim Financial statements confirming compliance with all covenants

	►	Reliance letter addressed to CIBC for the appraisal report with respect to the Property.
	►	Satisfactory environmental reports (with reliance letter addressed to CIBC) with respect to the Property.

Reporting Requirements

Reporting Requirements:	The Borrower will provide to CIBC:

	►	Within 120 days after the end of each fiscal year, the audited consolidated financial statements of the Borrower for such year, prepared in accordance with GAAP.

	►	Within 30 days after the end of each fiscal quarter, the unaudited consolidated financial statements of the Borrower for such quarter, prepared in accordance with GAAP along with a Compliance Certificate.

	►	Promptly after obtaining knowledge thereof, particulars of any failure by any of the Borrower and its Subsidiaries to perform or observe any of its covenants or agreements in favour of CIBC.

	►	Such other information relative to the Borrower and its Subsidiaries as CIBC may reasonably require.

Fees These fees are in addition to fees, costs or expenses described in Schedule A — Standard Credit Terms and Schedule B – Business Credit Card Agreement (Business Liability).

Monitoring:	A fee of $250 per month

Set-Up:	A fee of $11,250, payable on acceptance of this letter

Annual Fee:	A fee of 0.10% on the basis of the total limit of the Credits, payable annually by April 30th

Other Provisions

Schedule A:	The attached Schedule A, which contains certain additional provisions applicable to the Credits, and certain definitions, forms part of this Agreement.

Schedule B:	The attached Schedule B, which contains certain additional provisions applicable to the Business Credit Card Facility and certain definitions, forms part of this Agreement.

Amendment to Schedule A:	The following term(s) in the attached Schedule A are redefined below:

Notice of Borrowing:	Whenever the Borrower desires to obtain any amount under a Credit (other than by way of a permitted overdraft), it will give to CIBC irrevocable prior written notice as specified in Schedule A hereto.

Notice of Repayment:	Whenever the Borrower desires to make one or more repayments under one or more Credits in an aggregate amount exceeding $10,000,000 (or the equivalent in any other currency) on any day, it will give to CIBC irrevocable prior written notice as specified in Schedule A hereto.

Interest on Excess Amounts:	The interest rate applicable to any outstanding amount under a Credit which is in excess of the limit of such Credit shall be the Interest Rate Applicable to Credit Limit Excesses specified in Schedule A hereto.

Interest on Overdue Amounts:	Interest on overdue amounts is payable as specified in Schedule A hereto.

Interest Payment Dates:	Except with respect to interest on amounts in default, which is payable on demand, or as otherwise specified herein or in Schedule A hereto, interest and fees will be calculated and payable monthly in arrears on such day in each month as CIBC requires.

Authorized Debits:	The Borrower authorizes CIBC to debit its Operating Account for any interest, fees or other amounts that are payable by the Borrower to CIBC with respect to the Credits, as and when such amounts are payable.

Communications:	Any communication or notice to be given with respect to the Credits may be effectively given by delivering the same at the addresses set out on the signature page hereof, or by sending the same by facsimile or prepaid registered mail to the parties at such addresses. Any notice so mailed will be deemed to have been received on the tenth day next following the mailing thereof, provided that postal service is in normal operation during such time. Any facsimile notice will be deemed to have been received on transmission if sent on a Business Day and, if not, on the next Business Day following transmission. Either party may from time to time notify the other party, in accordance with this section, of any change of its address which thereafter will be the address of such party for all purposes of the Credits.

Replacements:	This letter amends and restates in its entirety, without novation, the Existing Credit Agreement. All rights, benefits, indebtedness, interests, liabilities and obligations of the parties to the Existing Credit Agreement are hereby renewed, amended and restated according to the terms and provisions set forth herein and in any security documents and guarantees signed by such parties prior to the date hereof. This letter does not constitute, nor shall it result in, a novation, waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Credit Agreement or any indebtedness, liabilities or obligations of the Borrower or any guarantors thereunder, all of which are renewed and continued and are hereafter payable and to be performed in accordance with the terms of this Agreement and the security documents and guarantees signed prior to the date hereof. Borrower also hereby ratifies any and all security documents and hypothecs previously granted in favour of CIBC in any jurisdiction and acknowledges that such security documents and hypothecs shall secure the obligations described herein.

English Language:	The parties confirm their express wish that this Letter and all documents related thereto be drawn up in English. Les parties confirment leur volonté expresse de voir le présent contrat et tous les documents s’y rattachant être rédigés en anglais.

General remarks:

When you sign this Agreement, you recognize that: (a) you have read it and all the documents attached thereto (including Schedule A, “Additional Definitions and Provisions” and Schedule B – Business Credit Card Agreement (Business Liability); (b) you have obtained all the information and explanations requested on the said documents from CIBC; (c) you fully understand the meaning of the said documents; (d) the Agreement was freely negotiated by you and CIBC and, consequently, that it must not be construed as a contract of adhesion; and, finally, (e) that CIBC has the power and authority to transmit current and future information on you to any guarantor.

Yours truly,

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Christopher Lo Manno
Name:	Christopher Lo Manno
Authorized Signatory

By:	/s/ Mark Stein
Name:	Mark Stein
Authorized Signatory

Please indicate your acceptance of these terms by signing below and returning the enclosed copy to our attention no later than January 16th, 2023.

Strong/MDI Screen Systems, Inc.

By:	/s/ Mark D. Roberson
Name:	Mark D. Roberson
Title:	Chairman

Signed this 13th day of January , 2023 .

SCHEDULE A - ADDITIONAL DEFINITIONS AND PROVISIONS

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Schedule B

CIBC Business Credit Agreement (Business Liability)

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